Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 28, 2014

4/28/2014 Fantex http://links.fantexholdings.mkt5229.com/servlet/MailView?ms=NjQ0MjM5NwS2&r=NjQwMDI2OTIwMjcS1&j=NDIyODgyNzA4S0&mt=1&rt=0 1/2 To view this email as a web page, click here. Fantex Vernon Davis Convertible Tracking Stock began trading at approximately 9:00am PT at Fantex.com. “This is a first-of-its kind security tied to the cash generated by the brand of a professional athlete,” said John Rodin, President, Fantex Brokerage Services. “We’re honored to bring this stock to the public markets and thrilled that the Fantex trading platform is now open for business.” Those looking for more information or to open a qualified trading account can learn more here This security is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.1 1Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. View the prospectus.

4/28/2014 Fantex http://links.fantexholdings.mkt5229.com/servlet/MailView?ms=NjQ0MjM5NwS2&r=NjQwMDI2OTIwMjcS1&j=NDIyODgyNzA4S0&mt=1&rt=0 2/2 Participants in the initial public offering of Fantex Series Vernon Davis may not sell shares of Fantex Series Vernon Davis (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was a valid exemption from such registration. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107 © 2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC Privacy Statement | Unsubscribe | Contact Us